Exhibit 20.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders of Gysan Holdings Inc.:

We have audited the accompanying consolidated balance sheets of Gysan Holdings Inc. and subsidiary (the “Company”) each of the October 31, 2012 and 2011 and the related consolidated statements of operations, stockholders’ equity and cash flows for years in the two-year period ended October 31, 2012.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation of the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Gysan Holdings Inc. and subsidiary as of October 31, 2012 and 2011 and the results of their operations and their cash flows for each of the years in the two-year period ended October 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

Calgary, Canada

December 4, 2012

Chartered Accountants

Suite 1500, 640 – 5th Ave. S.W., Calgary, Alberta  T2P 3G4  (403) 263-3385

Gysan Holdings Inc.
CONSOLIDATED BALANCE SHEETS
(Stated in US dollars)

	October 31, 2012	October 31, 2011

ASSETS
Current
Cash and cash equivalents	$ 27,850	$ 98,546
Inventory	3,318	-
	31,168	98,546

Property & equipment (Note 3)	1,820	4,027

Total Assets	$ 32,988	$ 102,573

LIABILITIES
Current
Accounts payable	7,755	232
Due to shareholder (Note 4)	15,488	3,606

Total Liabilities	23,243	3,838

STOCKHOLDERS' EQUITY
Capital Stock
Authorized
100,000,000 common shares, voting, par value $0.0001 each
90,000,000 preferred shares, par value $0.0001 each
Issued
13,616,000 common shares	1,362	1,362
Additional paid in capital	117,717	117,717
Accumulated deficit	(108,243)	(19,890)
Accumulated other comprehensive loss	(1,091)	(454)

Total Stockholders' Equity	9,745	98,735

Total Liabilities and Stockholders' Equity	$ 32,988	$ 102,573

Subsequent event (Note 7)

See accompanying notes to financial statements

Gysan Holdings Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US dollars)

	Year ended October 31	Year ended October 31
	2012	2011

Revenue	$ 69,301	$ 15,669
Cost of goods sold	(24,824)	-
Gross profit	$ 44,477	$ 15,669

Expenses
General & administration	51,847	15,711
Professional fees	51,035	21,721
Consulting fees	24,525	14,371
Rent & office	2,862	3,807
Depreciation	2,163	2,213
	132,432	57,823

Loss from operations	(87,955)	(42,154)

Other income (expense)	(398)	33

Net loss for the year	(88,353)	(42,121)

Other comprehensive income
Foreign currency adjustment	(637)	(1,092)

Comprehensive loss	$ (88,990)	$ (43,213)

Basic and diluted loss per share	$ (0.007)	$ (0.007)

Basic and diluted weighted average number of shares outstanding	13,616,000	10,258,937

See accompanying notes to financial statements

Gysan Holdings Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Stated in US dollars)

	Capital Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total
	Shares	Amount
Balance, November 1, 2010	7,150,000	$ 715	$ (621)	$ 638	$ 22,231	$ 22,963

Issuance of shares	6,466,000	647	118,338	-	-	118,985

Net loss for the year ended October 31, 2011	-	-	-	-	(42,121)	(42,121)

Other comprehensive loss for the year ended October 31, 2011	-	-	-	(1,092)	-	(1,092)

Balance, October 31, 2011	13,616,000	$ 1,362	$ 117,717	$ (454)	$ (19,890)	$ 98,735

Net loss for the year ended October 31, 2012	-	-	-	-	(88,353)	(88,353)

Other comprehensive loss for the year ended October 31, 2012	-	-	-	(637)	-	(637)

Balance, October 31, 2012	13,616,000	1,362	117,717	(1,091)	(108,243)	$ 9,745

See accompanying notes to financial statements

Gysan Holdings Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Stated in US dollars)

	Year ended October 31	Year ended October 31
	2012	2011

Operating activities
Net loss for the year	$ (88,353)	$ (42,121)
Item not requiring an outlay of cash:
Depreciation	2,163	2,213
Changes in non-cash working capital:
Accounts payable	7,523	(1,973)
Income tax payable	-	(5,930)
Inventory (Note 3)	(3,318)	-

Net cash used in operating activities	(81,985)	(47,811)

Financing activities
Common shares issued	-	118,984
Due to (from) shareholder	11,882	(12,036)

Net cash provided by financing activities	11,882	106,948

Net cash increase (decrease) for the year	(70,103)	59,137

Foreign exchange translation	(593)	(1,263)

Cash and cash equivalents, beginning of the year	98,546	40,672

Cash and cash equivalents, end of the year	$ 27,850	$ 98,546

See accompanying notes to financial statements

GYSAN HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2012

Expressed in United States Dollars

NOTE 1 – NATURE AND CONTINUANCE OF OPERATIONS

Gysan Holdings Inc. (“Gysan”) was incorporated in the state of Nevada, United States on March 11, 2011. On June 10, 2011, Gysan acquired Gysan Enterprises Ltd. of Calgary, Alberta, Canada as its wholly owned subsidiary (the “Corporation” collectively). Gysan Enterprises Ltd. (“Gysan Alberta”) was incorporated on November 4, 2009 with its head office located in Calgary, Alberta, Canada. Gysan Alberta provides supporting services to an auction company to establish a new flooring division and focuses on selling and marketing various types of floor coverings, namely hardwood, engineered, and laminates to the local market. Corporation clients include homeowners, business owners, and custom builders from Calgary and the surrounding areas.

Gysan issued 7,150,000 shares of common stock in exchange for 100 percent of the outstanding common shares of Gysan Alberta. Although the Corporation was the legal acquirer, the transaction was accounted for as a recapitalization of Gysan Alberta in the form of a reverse merger, whereby Gysan Alberta becomes the accounting acquirer and was deemed to have retroactively adopted the capital structure of the Corporation. Accordingly, the accompanying consolidated financial statements reflect the historical consolidated financial statements of Gysan Alberta for all periods presented, and do not include the historical consolidated financial statements of the Corporation. The number of shares are those of the Corporation but values are of Gysan Alberta. All costs associated with the reverse merger transaction were expensed as incurred.

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Corporation will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Corporation be unable to continue as a going concern. At October 31, 2012, the Corporation had not yet achieved profitable operations and has accumulated losses of $108,243 since its inception. The Corporation expects to incur further losses in the development of its business, all of which casts substantial doubt about the Corporation’s ability to continue as a going concern. The Corporation’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management anticipates that additional funding will be in the form of equity financing from the sale of common stock. Management may also seek to obtain short-term loans from the directors of the Corporation. There are no current arrangements in place for equity funding or short-term loans.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Corporation’s consolidated financial statements included herein are prepared under the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. These consolidated financial statements include the Corporation’s wholly owned subsidiary, Gysan Enterprises Ltd., and 100 percent of its assets, liabilities and net income or loss since acquisition. All inter-company balances and transactions have been eliminated.

GYSAN HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2012

Expressed in United States Dollars

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, management considers liquid investments with an original maturity of three months or less to be cash equivalents. As at October 31, 2012, all cash amounts deposited in accounts were federally insured.

Inventory

Inventories recorded in the consolidated financial statements are stated at the lower of cost or market, cost being determined on the basis of weighted average.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements reflect all of the costs of doing business.

Comprehensive Income (Loss)

The Corporation adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 220, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. Comprehensive income consists of net income and other gains and losses affecting stockholder's equity that are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Since inception, the Corporation’s other comprehensive income represents foreign currency translation adjustments.

Net Income (Loss) per Common Share

FASB ASC 260 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Diluted net income (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive.

GYSAN HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2012

Expressed in United States Dollars

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

Financial Instruments

Fair Value

The Corporation follows FASB ASC 820, Fair Value Measurements and Disclosures, for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. This accounting standard establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. The Corporation defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Corporation considers the principal or most advantageous market in which the Corporation would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

The Corporation has adopted FASB ASC 825, Financial Instruments, which allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. The Corporation has not elected the fair value option for any eligible financial instruments.

The Corporation uses a three-tier fair value hierarchy based upon observable and non-observable inputs as follows:

▪

Level 1 – observable inputs such as quoted prices in active markets;

▪

Level 2 – inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

▪

Level 3 – unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Cash and cash equivalents are measured using level 1 inputs.

Assets and Liabilities that are measured at Fair Value on a Recurring Basis

The fair value hierarchy requires the use of observable market data when available. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety.

GYSAN HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2012

Expressed in United States Dollars

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

The Corporation’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability.

The fair value of financial instruments consisting of cash and cash equivalents, accounts payable and due to shareholder were estimated to approximate their carrying values based on the short-term maturity of these instruments.

Risks

Financial instruments that potentially subject the Corporation to credit risk consist principally of cash.

Management does not believe the Corporation is exposed to significant credit risk. Management, as well, does not believe the Corporation is exposed to significant interest rate risks during the period presented in these consolidated financial statements.

Currency risks

The Corporation incurs expenditures in Canadian dollars. Consequently, some assets and liabilities are exposed to Canadian dollar foreign currency fluctuations. As at October 31, 2012, cash and cash equivalents, accounts payable and due to shareholder were all denominated in Canadian dollars.

Equipment

Equipment is recorded at cost. Amortization is calculated using the declining balance method and at the following annual rate which is intended to amortize the cost over its useful life:

Automobile – 30%

Impairment of Long-Lived Assets

Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. No impairments of these types of assets were recognized during the year ended October 31, 2012.

Revenue Recognition and Deferred Revenue

The Corporation recognizes revenue when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Customers take ownership at point of sale and bear the costs and risks of delivery.

GYSAN HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2012

Expressed in United States Dollars

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

Income Taxes

The Corporation follows FASB ASC Topic 820, “Income Taxes” which requires the use of the asset and liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the consolidated financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The tax consequences of most events recognized in the current year’s consolidated financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses, gains and losses, differences arise between the amount of taxable income and pre-tax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in the consolidated financial statements. Because the Corporation assumes that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount in the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered, which gives rise to a deferred tax asset. The Corporation must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent the Corporation believes that recovery is not likely, the Corporation must establish a valuation allowance.

The Corporation has adopted FASB guidance on accounting for uncertainty in income taxes which provides a consolidated financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under this guidance, the Corporation may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance also extends to de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures.

Foreign Currency Translation

The functional currency of the Corporation is Canadian dollars (“C$”). The Corporation maintains its financial statements in United States currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency translation are included in the determination of other comprehensive income for the respective periods.

GYSAN HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2012

Expressed in United States Dollars

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D.)

Recent Accounting Pronouncements

The Corporation adopts new pronouncements relating to generally accepted accounting principles applicable to the Corporation as they are issued, which may be in advance of their effective date.  Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.

i)

ASU 2011-04

On November 1, 2012 the Corporation will adopt the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The new guidance does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within GAAP or International Financial Reporting Standards (“IFRSs”). The new guidance also changes the working used to describe many requirements in GAAP for measuring fair value and for disclosing information about fair value measurements and it clarifies the FASB’s intent about the application of existing fair value measurements. Management does not expect the adoption of this standard to have a material impact on the Corporation’s fair value measurements, financial condition, results of operations or cash flows as the Corporation’s financial instrument’s carrying values approximate fair value due to the short term maturities.

ii)

ASU 2011-05

On November 1, 2012 the Corporation will adopt the FASB issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05). The objective of this amendment is to increase the prominence of other comprehensive income in the consolidated financial statements. The amendments require entities to report components of net income and the components of other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements.

Additionally, the amendments in ASU 2011-05 require an entity to present on the face of the consolidated financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statements where the components of net income and the components of other comprehensive income are presented. In December 2011, the FASB issued Accounting Standards Update No. 2011-12, which deferred the specific requirements related to the presentation of reclassification adjustments. Management does not expect the adoption of this standard to have a material impact on the Corporation’s consolidated financial statements.

GYSAN HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2012

Expressed in United States Dollars

NOTE 3 – PROPERTY AND EQUIPMENT

October 31, 2012
Accumulated
	Cost	Depreciation	Net
Automobile	$ 7,278	$ 5,458	$ 1,820
	$ 7,278	$ 5,458	$ 1,820

October 31, 2011
Accumulated
	Cost	Depreciation	Net
Automobile	$ 7,322	$ 3,295	$ 4,027
	$ 7,322	$ 3,295	$ 4,027

NOTE 4 – DUE TO SHAREHOLDER

As at October 31, 2012, the Corporation was obligated to a shareholder for funds advanced to the Corporation for working capital. The advances are unsecured and no interest rate or payback schedule has been established.

NOTE 5 – CAPITAL STOCK

On April 11, 2011, the Corporation issued 2,600,000 common shares for gross proceeds of $272 by way of private placement.

On May 27, 2011, the Corporation issued 3,866,000 common shares for gross proceeds of $118,694 by way of private placement.

On June 10, 2011, the Corporation issued 7,150,000 common shares for total consideration of $113 in exchange for 100 percent of the outstanding common shares of Gysan Enterprises Ltd. As described in Note 1, the transaction was accounted for as a reverse merger and a retroactive recapitalization.

As at October 31, 2012, there were no warrants or options outstanding.

GYSAN HOLDINGS INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2012

Expressed in United States Dollars

NOTE 6 – INCOME TAX

(a)

The significant components of the Corporation’s deferred income tax asset are as follows:

	2012	2011
Property and equipment	$414	$114
Non-capital losses	$40,664	$13,579
Valuation allowance	$(41,078)	$(13,693)
	-	-

(b)

The rate reconciliation is as follows:

	2012	2011
Net loss	$(88,353)	$(42,121)
Expected recovery at statutory rate 34% (2011 – 34%)	$(30,040)	$(14,321)
Non deductible expenses	$426	$1,023
Differential between Canadian and US tax rates	$2,229	$3,159
Change in deferred tax benefits not recognized	$27,385	$10,139
	-	-

The Corporation has $120,100 of loss carry forwards in the United States that begin to expire in 2031. The Corporation has $6,100 of loss carry forwards in Canada that begin to expire in 2032. No tax benefits have been recognized in these consolidated financial statements as the criteria for recognition has not been met.

NOTE 7 – SUBSEQUENT EVENT

On October 24, 2012, the Corporation entered into an exchange agreement (the “Exchange Agreement”) with Dino Energy Investments, Ltd. (“Dino”), a British Virgin Islands company. Under the terms of the Exchange Agreement, the shareholders of Dino would have received 200,000,000 newly-issued shares of Gysan Common Stock in exchange for all of Dino’s outstanding Common Stock. On November 19, 2012, the parties to the transaction amended the Exchange Agreement so that in return for all the outstanding shares of Dino Common Stock, the shareholders of Dino will receive 65,000,000 shares of Gysan Common Stock and 45,000,000 shares of Gysan Class A Preferred Stock. Upon completion of the proposed transaction, Dino will become a wholly-owned subsidiary of Gysan. The obligation to close the transaction under the terms of the Exchange Agreement shall be subject to normal terms and conditions contained in such agreements.